FOR IMMEDIATE RELEASE
Contact: Nick Zangari
(502) 394-1157
Nick Zangari@kyderby.com
Churchill Downs Incorporated Announces Agreement to Acquire Turfway Park
Existing Grandstand Will Be Demolished to Make Way for a New State-of-the-Art Facility
LOUISVILLE, Ky. (October 3, 2019) - Churchill Downs Incorporated (“CDI” or “the Company”) (Nasdaq: CHDN) announced today that, through its wholly-owned subsidiary NKYRG, LLC, it has signed a definitive agreement to acquire Turfway Park in Florence, Kentucky from Jack Ohio LLC, an affiliate of JACK Entertainment LLC (“JACK”) and Hard Rock International for total consideration of $46 million in cash, subject to certain working capital and other purchase price adjustments.
The closing of the transaction is contingent upon approval by the Kentucky Horse Racing Commission (“KHRC”). The KHRC has scheduled a meeting for October 8th and, if the change of control is approved, the parties expect to close the transaction shortly thereafter.
Subject to KHRC approval, the 2019-2020 winter Thoroughbred racing meet at Turfway Park will be conducted on racing dates previously awarded to Turfway Park for December 2019 and in accordance with the schedule of racing dates submitted by JACK to the KHRC for 2020. Upon receiving approval for the change of control, CDI will not pursue its previously announced New Latonia Racing & Gaming project in northern Kentucky and will withdraw its New Latonia race dates application with the KHRC.
Immediately after closing, CDI will commence planning for the demolition of the existing grandstand after the 2019-2020 meet, making way for development of Turfway Park Racing & Gaming (“New Turfway Park”), an up to $150 million (including today’s announced purchase price) state-of-the art live and historical Thoroughbred racing facility.
“We are thrilled to welcome Turfway Park to the Churchill Downs racing family,” said Kevin Flanery, President of Churchill Downs Race Track. “Our team is poised to restore Turfway to its former glory, anchored by northern Kentucky’s first historical racing machine facility. The result will be a first-class racing product fueled by increased purses that keeps high-quality horses in Kentucky year-round and appeals to horseplayers nationwide.”
New Turfway Park is anticipated to support up to 400 direct full and part time equivalent positions and create an estimated 800 direct construction jobs. The project will include a historical racing machine facility featuring up to 1,500 machines, a state-of-the-art clubhouse, food/beverage venues and a new inner dirt track to complement the existing one-mile synthetic main race track.
The transaction is structured as an acquisition of all of the outstanding equity of Turfway Park, LLC and the $46 million acquisition price will be funded with cash from CDI’s balance sheet.

Of this amount, $36 million (subject to certain working capital and other adjustments) will be paid to JACK and will be capitalized on CDI’s balance sheet. The remaining $10 million will be paid to Hard Rock and will be expensed.
About Churchill Downs Incorporated
Churchill Downs Incorporated ("CDI") (Nasdaq: CHDN), headquartered in Louisville, Ky., is an industry-leading racing, online wagering and gaming entertainment company anchored by our iconic flagship event - The Kentucky Derby. We own and operate Derby City Gaming, a historical racing machine facility in Louisville. We also own and operate the largest online horseracing wagering platform in the U.S., TwinSpires.com, and are a leader in brick-and-mortar casino gaming with approximately 11,000 slot machines / video lottery terminals and 200 table games in eight states. We also operate sports wagering and iGaming through our BetAmerica platform in multiple states. Additional information about CDI can be found online at www.churchilldownsincorporated.com.
Information set forth in this news release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), which provides certain “safe harbor” provisions. All forward-looking statements made in this presentation are made pursuant to the Act. Forward-looking statements are typically identified by the use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “should,” “will,” and similar words, although some forward-looking statements are expressed differently.
Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from expectations include the following: the effect of economic conditions on our consumers' confidence and discretionary spending or our access to credit; additional or increased taxes and fees; public perceptions or lack of confidence in the integrity of our business; loss of key or highly skilled personnel; restrictions in our debt facilities limiting our flexibility to operate our business; general risks related to real estate ownership, including fluctuations in market values and environmental regulations; catastrophic events and system failures disrupting our operations; online security risk, including cyber-security breaches; inability to recover under our insurance policies for damages sustained at our properties in the event of inclement weather and casualty events; increases in insurance costs and inability to obtain similar insurance coverage in the future; inability to identify and complete acquisition, expansion or divestiture projects, on time, on budget or as planned; difficulty in integrating recent or future acquisitions into our operations; number of people attending and wagering on live horse races; inability to respond to rapid technological changes in a timely manner; inadvertent infringement of the intellectual property of others; inability to protect our own intellectual property rights; payment-related risks, such as risk associated with fraudulent credit card and debit card use; compliance with the Foreign Corrupt Practices Act or applicable money-laundering regulations; work stoppages and labor issues; difficulty in attracting a sufficient number of horses and trainers for full field horseraces; inability to negotiate agreements with industry constituents, including horsemen and other racetracks; personal injury litigation related to injuries occurring at our racetracks; our inability to utilize and provide totalisator services; weather conditions affecting our ability to conduct live racing; increased competition in the horseracing business; changes in the regulatory environment of our racing operations; changes in regulatory environment of our online horseracing business; increase in competition in our online horseracing; uncertainty and changes in the legal landscape relating to our online wagering business; legalization of online sports betting and iGaming in the United States and our ability to predict and capitalize on any such legalization; inability to expand our sports betting operations and effectively compete; failure to comply with laws requiring us to block access to certain individuals could result in penalties or impairment with respect to our mobile and online wagering products; increased competition in our casino business; changes in regulatory environment of our casino business; costs, delays, and other uncertainties relating to the development and expansion of casinos; and concentration and evolution of slot machine manufacturing and other technology conditions that could impose additional costs.